Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NexPoint Multifamily Capital Trust, Inc.:

We consent to the incorporation by reference to the Prospectus in the Post-Effective Amendment No.3 to the Registration Statement on Form S-11 (No. 333-200221) of NexPoint Multifamily Capital Trust, Inc. and subsidiaries of our report dated March 25, 2016, with respect to the consolidated balance sheets of NexPoint Multifamily Capital Trust, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2015 and 2014 and for the period from November 12, 2013 (inception) to December 31, 2013, and to the references to our firm under the heading “Experts” and “Selected Financial Data” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

November 29, 2016